EX-99.d.5

MODEL SUB-ADVISORY AGREEMENT

AGREEMENT made by and between DELAWARE MANAGEMENT COMPANY, a series of NOMURA INVESTMENT MANAGEMENT BUSINESS TRUST (the “Investment Manager”) and NOMURA ASSET MANAGEMENT CO., LTD (the “Sub-Adviser”).

WITNESSETH:

WHEREAS, Nomura ETF Trust II (the “Trust”) is an investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), and is organized as a statutory trust under the laws of the State of Delaware; and

WHEREAS, NOMURA JAPAN EQUITY ETF (the “Fund”) is a series of the Trust; and

WHEREAS, the Investment Manager and the Trust, on behalf of the Fund, have entered into an agreement (the “Investment Management Agreement”) whereby the Investment Manager will provide investment advisory services to the Trust with respect to the Fund; and

WHEREAS, the Investment Manager has the authority under the Investment Management Agreement to retain one or more sub-advisers to assist the Investment Manager in providing investment advisory services to the Trust with respect to the Fund; and

WHEREAS, the Investment Manager and the Sub-Adviser are registered investment advisers under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and engage in the business of providing investment advisory services; and

WHEREAS, the Board of Trustees (the “Board” or the “Trustees”) of the Trust and the Investment Manager desire that the Investment Manager retain the Sub-Adviser to render investment advisory and other services with respect to that portion of the Fund as the Investment Manager shall from time to time allocate to the Sub-Adviser (the “Managed Portion”) in the manner, for the period, and on the terms hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and each of the parties hereto intending to be legally bound, it is agreed as follows:

I. (a) The Sub-Adviser will provide: (i) a list of the Sub-Adviser’s recommended investments for the assets of the Managed Portion of the Fund corresponding to the Fund’s investment style or methodology as provided by the Investment Manager from time to time; and (ii) recommended weightings as to each such investment on such list (the “Model Portfolio”).

(b) The Sub-Adviser will select portfolio securities for the Model Portfolio in accordance with the Fund’s investment objectives, policies, and restrictions as provided in the Fund’s Prospectus and Statement of Additional Information, as currently in effect and as the same may be hereafter modified, amended and/or supplemented from time to time (hereinafter referred to as the “Prospectus and SAI”), and such other limitations as the Fund may impose (collectively, the “Nondiscretionary Investment Guidelines”) by providing reasonable advance written notice to the Sub-Adviser, subject always to the supervision and control of the Investment Manager and the Board.

(c) The Model Portfolio shall be sent by the Sub-Adviser to the Investment Manager in accordance with the operational procedures (the “Operational Procedures”) set forth on Schedule B attached hereto. The Operational Procedures may be amended from time to time by mutual written agreement of the Investment Manager and the Sub-Adviser. Such amended Operational Procedures are incorporated by reference herein.

(d) If the Sub-Adviser is unable to comply with the Nondiscretionary Investment Guidelines or Operational Procedures within the timelines established, it must promptly notify the Investment Manager so that it may resolve that inability to comply.

(e) The Sub-Adviser is responsible for verifying the accuracy and completeness of the Model Portfolio and each Model Portfolio update, and, prior to delivery of the Model Portfolio and each delivery of the Model Portfolio update to the Investment Manager, for monitoring the Model Portfolio’s and each Model Portfolio update’s compliance with the Nondiscretionary Investment Guidelines and Operational Procedures and any applicable laws and regulations. The Sub-Adviser is responsible for confirming that the Model Portfolio and each Model Portfolio update has been timely and accurately provided to the Investment Manager, and the Sub-Adviser shall promptly report to the Investment Manager any other matters with respect to the Model Portfolio or any Model Portfolio update.

(f) The Investment Manager will not have discretion with respect to actual investment decisions as to what securities to purchase, hold and sell on behalf of the Fund with respect to the Managed Portion, and shall follow the Model Portfolio to place any orders for the execution of securities or other transactions for or on behalf of the Fund; provided, however, that the Investment Manager may make reasonable adjustments to the implementation of the Model Portfolio for trade execution, timing, and operational considerations, so long as such adjustments are consistent with the investment strategy and objectives reflected in the Model Portfolio. At the reasonable request of the Investment Manager, the Sub-Adviser shall consult with the Investment Manager with respect to any recommendation or change made by the Sub-Adviser in the Model Portfolio. Other than the Sub-Adviser’s responsibilities to make the recommendations contained in the Model Portfolio, deliver the Model Portfolio to the Investment Manager, and provide such other information, reports, records or advice that is reasonably requested by the Investment Manager or expressly described herein, the Sub-Adviser shall have no other investment-related responsibilities. For the avoidance of doubt, the management and implementation of the investments, including the implementation of the Model Portfolio in accordance with this Agreement, shall be conducted by the Investment Manager based on its own determination and responsibility through the Investment Manager’s platform. The Model Portfolio provided by the Sub-Adviser shall contain security selection and security weights based on the Sub-Adviser’s portfolio management process. The Model Portfolio will not dictate the placement of orders, trade instructions or other implementation considerations by the Sub-Adviser.

(g) The Sub-Adviser will seek to ensure that the Model Portfolio is continuously in compliance with the Nondiscretionary Investment Guidelines.

(h) The Sub-Adviser will furnish the Board with such information and reports regarding the Sub-Adviser’s activities in the performance of its duties and obligations under this Agreement as the Investment Manager reasonably deems appropriate or as the Board may reasonably request including such reports, information, and certifications as the officers of the Trust may reasonably require in order to comply with applicable federal and state laws and regulations and Trust policies and procedures; Any information or reports provided by the Sub-Adviser to the Board shall be provided in support of the Investment Manager’s responsibilities with respect to the Fund and shall not be construed as the Sub-Adviser providing discretionary investment management services or direct investment advice to the Board, the Trust or the Fund.

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(i) The Sub-Adviser shall provide information as reasonably requested by the Investment Manager or the Board to assist them or their delegate in the determination of the fair value of certain portfolio securities when market quotations are not readily available for the purpose of calculating a Fund’s net asset value in accordance with procedures and methods established by the Board.

(j) The Sub-Adviser shall not consult with any other sub-adviser of the Fund or of any fund that is an “affiliated person” of the Fund concerning transactions for the Fund in securities or other assets. In no instance will any portfolio securities of the Fund be purchased from, or sold to, the Investment Manager, the Sub-Adviser, the Trust’s principal underwriter, or any affiliated persons of the Trust, the Investment Manager, the Sub-Adviser or the Trust’s principal underwriter, acting as principal in the transaction, except to the extent permitted by the Securities and Exchange Commission (the “SEC”) and the 1940 Act, including Rule 17a-7 thereunder. The Sub-Adviser acknowledges that the Investment Manager and the Trust may rely on Rule 17a-7, Rule 17a-10, Rule l0f-3, Rule 12d3-1 and Rule 17e-1 under the 1940 Act.

(k) In furnishing services hereunder, the Sub-Adviser shall be subject to, and shall perform in accordance with, the following: (i) the Trust’s Agreement and Declaration of Trust, as the same may be hereafter modified, amended, and/or supplemented from time to time; (ii) the Trust’s By-Laws, as the same may be hereafter modified, amended, and/or supplemented from time to time; (iii) the Fund’s Prospectus and SAI; (iv) the 1940 Act and the Advisers Act and the rules under each and all other federal and state securities laws or regulations applicable to the Trust and the Fund; (v) the Trust’s compliance policies and procedures adopted from time to time by the Board for compliance by the Trust with the Federal Securities Laws (as that term is defined in Rule 38a-l(e)(l) under the 1940 Act) (together, the “Trust Compliance Procedures”) and any other Trust policies and procedures adopted from time to time by the Board; and (vi) the written instructions of the Investment Manager. The Investment Manager agrees to provide the Sub-Adviser with current copies of the Trust’s and the Fund’s documents mentioned above and all changes made to such documents.

(1) The Sub-Adviser shall assist the Fund in the preparation of the Trust’s registration statement, the Prospectus and SAI, shareholder reports and other regulatory filings, or any amendment or supplement thereto (collectively, “Regulatory Filings”), and shall provide the Fund with disclosure for use in the Fund’s Regulatory Filings, including, without limitation, disclosure related to the Sub-Adviser’s investment management personnel, portfolio manager compensation, investment management strategies and techniques, and proxy voting policies. The Sub-Adviser shall provide such certifications regarding the Fund as the Trust’s officers may reasonably request for purposes of the preparation of any Regulatory Filings.

(m) The Sub-Adviser hereby agrees during the period hereinafter set forth to render the services and assume the obligations herein set forth for the compensation herein provided. The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor, and shall, unless otherwise expressly provided and authorized, have no authority to act for or represent the Trust in any way, or in any way be deemed an agent of the Trust.

2. (a) Under the terms of the Investment Management Agreement, the Trust shall conduct its own business and affairs and shall bear the expenses and salaries necessary and incidental thereto including, but not in limitation of the foregoing, the costs incurred in: the maintenance of its existence as a statutory trust organized under the laws of the State of Delaware; the maintenance of its own

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books, records, and procedures; dealing with its own shareholders; the payment of dividends; transfer of shares, including issuance and repurchase of shares; preparation of share certificates, if any; reports and notices to shareholders; calling and holding of shareholders’ meetings; miscellaneous office expenses; brokerage commissions; custodian fees; legal and accounting fees; taxes; and federal and state registration fees.

(b) Directors, officers and employees of the Sub-Adviser may be directors, officers and employees of other funds that have employed the Sub-Adviser as sub-adviser or investment manager. Directors, officers and employees of the Sub-Adviser who are Trustees, officers and/or employees of the Trust, shall not receive any compensation from the Trust for acting in such dual capacity.

(c) In the conduct of the respective business of the parties hereto and in the performance of this Agreement, the Trust, the Investment Manager, and the Sub-Adviser may share facilities common to each, which may include legal and accounting personnel, with appropriate proration of expenses between and among them.

(d) Except for expenses specifically assumed or agreed to be paid by the Sub-Adviser pursuant hereto, the Sub-Adviser shall not be liable for any expenses of the Investment Manager or the Trust including, without limitation, (a) interest and taxes, (b) brokerage commissions and other costs in connection with the purchase or sale of securities or other investment instruments with respect to the Portfolio, and (c) custodian fees and expenses. The Sub-Adviser will pay its own expenses incurred in furnishing the services to be provided by it pursuant to this Agreement.

3. As compensation for the services to be rendered to the Trust for the benefit of the Fund by the Sub-Adviser under the provisions of this Agreement, the Investment Manager shall pay to the Sub-Adviser a fee as provided in Schedule A attached hereto.

4. The services to be rendered by the Sub-Adviser to the Trust for the benefit of the Fund under the provisions of this Agreement are not to be deemed to be exclusive, and the Sub-Adviser shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be impaired thereby.

5. (a) Subject to the limitation set forth in Paragraph 4, the Sub-Adviser, its directors, officers, employees, agents, and shareholders may engage in other businesses, may render investment advisory services to other investment companies, or to any other corporation, association, firm or individual, and may render underwriting services to the Trust or to any other investment company, corporation, association, firm or individual.

(b) Neither the Investment Manager, the Trust nor the Fund shall use the Sub-Adviser’s actual or fictitious name(s), mark, derivative and/or logo (or that of any affiliate of the Sub-Adviser, other than that of the Fund, the Trust, or any affiliate of the Investment Manager that is an affiliate of the Sub-Adviser solely by reason of the Sub-Adviser’s provision of services pursuant to this Agreement) or otherwise refer to the Sub-Adviser in any materials distributed to third parties, including the Fund’s shareholders, without prior review and written approval by the Sub-Adviser, which may not be unreasonably withheld or delayed. Upon termination of this Agreement, the Investment Manager, the Trust and the Fund, shall, to the extent applicable and as soon as is reasonably possible, cease to use the Sub-Adviser’s actual or fictitious name(s), mark, derivative and/or logo.

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(c) The Sub-Adviser shall not use the Investment Manager’s name (or that of any affiliate of the Investment Manager) or otherwise refer to the Investment Manager in any materials distributed to third parties, including the Fund’s shareholders, without prior review and written approval by the Investment Manager, which may not be unreasonably withheld or delayed. Upon termination of this Agreement, the Sub-Adviser, shall, to the extent applicable and as soon as is reasonably possible, cease to use the actual or fictitious name(s), mark, derivative and/or logo of the Investment Manager, the Trust and the Fund.

(d) Subject to Paragraph 6, any reasonable and documented direct and non-direct expenses incurred by the Investment Manager or the Fund due to the Sub-Adviser’s material non-compliance with the Nondiscretionary Investment Guidelines or Operational Procedures or due to any material error created by the Sub-Adviser in delivering the Model Portfolio or any Model Portfolio update to the Investment Manager that requires the Investment Manager to make adjustments to the Fund’s portfolio shall be borne by the Sub-Adviser, so long as the Investment Manager implemented the Model Portfolio as provided by the Sub-Adviser.

6. (a) Except in the case of willful misfeasance, bad faith, gross negligence, or reckless disregard in the performance of its duties as Sub-Adviser to the Trust on behalf of the Fund, neither the Sub-Adviser nor any of its officers, directors, employees or agents shall be liable to the Trust, the Fund, the Investment Manager or any shareholder of the Trust for any action or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security, or otherwise. In no event shall the Sub-Adviser be liable for any indirect, special, incidental, punitive or consequential damages, except to the extent such damages arise out of Sub-Adviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties under this Agreement. The Sub-Adviser makes no representation or warranty, express or implied, that any level of performance or investment results will be achieved by the Managed Portion or the Fund, or that the Managed Portion or the Fund will perform comparably with any standard or index, including other clients of Sub-Adviser, whether public or private.

(b) The Investment Manager shall indemnify the Sub-Adviser and its affiliates and its or their controlling persons, officers, directors, employees, agents, legal representatives and persons controlled by it (which shall not include the Trust or the Fund) (collectively, “Sub-Adviser Related Persons”) to the fullest extent permitted by law against any and all loss, damage, judgments, fines, amounts paid in settlement and reasonable and documented expenses, including attorneys’ fees, (collectively “Losses”) incurred by the Sub-Adviser or Sub-Adviser Related Persons arising from or in connection with this Agreement or the performance by the Sub-Adviser or Sub-Adviser Related Persons of its or their duties hereunder so long as such Losses arise out of the Investment Manager’s willful misfeasance, bad faith, gross negligence, or reckless disregard in performing its responsibilities hereunder, including, without limitation, such Losses arising under any applicable law or that may be based upon any untrue statement of a material fact contained in the Trust’s Registration Statement, or any amendment thereof or any supplement thereto, or the omission to state therein a material fact that was known or that should have been known and was required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission was made in reasonable reliance upon information furnished to the Investment Manager or the Trust by the Sub-Adviser or a Sub-Adviser Related Person specifically for inclusion in the Registration Statement or any amendment thereof or supplement thereto, except to the extent any such Losses referred to in this paragraph (b) result from willful misfeasance, bad faith, gross negligence or reckless disregard on the part of the Sub-Adviser or a Sub-Adviser Related Person in the performance of any of its duties under, or in connection with, this Agreement.

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(c) The Sub-Adviser shall indemnify the Investment Manager and its affiliates and its or their controlling persons, officers, directors, employees, agents, legal representatives and persons controlled by it (collectively, “Investment Manager Related Persons”) to the fullest extent permitted by law against any and all Losses incurred by the Investment Manager or Investment Manager Related Persons arising from or in connection with this Agreement or the performance by the Investment Manager or Investment Manager Related Persons of its or their duties hereunder so long as such Losses arise out of the Sub-Adviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard in performing its responsibilities hereunder, including, without limitation, such Losses arising under any applicable law or that may be based upon any untrue statement of a material fact contained in the Trust’s Registration Statement, or any amendment thereof or any supplement thereto, or the omission to state therein a material fact that was known or that should have been known and was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reasonable reliance upon information furnished to the Investment Manager or the Trust by the Sub-Adviser or a Sub-Adviser Related Person specifically for inclusion in the Registration Statement or any amendment thereof or supplement thereto, except to the extent any such Losses referred to in this paragraph (c) result from willful misfeasance, bad faith, gross negligence or reckless disregard on the part of the Investment Manager or an Investment Manager Related Person in the performance of any of its duties under, or in connection with, this Agreement.

7. (a) This Agreement shall be executed and become effective as of the date written below; provided, however, that this Agreement shall not become effective with respect to the Fund unless it has first been approved in the manner required by the 1940 Act and the rules thereunder or in accordance with exemptive or other relief granted by the SEC or its staff. This Agreement shall continue in effect for a period of two (2) years and may be renewed thereafter only so long as such renewal and continuance is specifically approved at least annually by the Board or by the vote of a majority of the outstanding voting securities of the Fund and only if the terms and the renewal hereof have been approved by the vote of a majority of those Trustees of the Trust who are not parties hereto or “interested persons” of the Trust, the Fund, or any party hereto, in the manner required by the 1940 Act and the rules thereunder or in accordance with exemptive or other relief granted by the SEC or its staff.

(b) No amendment to this Agreement shall be effective unless approved in the manner required by the 1940 Act and the rules thereunder or in accordance with exemptive or other relief granted by the SEC or its staff.

(c) This Agreement may be terminated by the Investment Manager or the Trust at any time, without the payment of a penalty, on written notice to the Sub-Adviser of the Investment Manager’s or the Trust’s intention to do so, in the case of the Trust pursuant to action by the Board or pursuant to the vote of a majority of the outstanding voting securities of the Fund. The Sub-Adviser may terminate this Agreement at any time, without the payment of a penalty, on sixty (60) days’ written notice to the Investment Manager and the Trust of its intention to do so. Upon termination of this Agreement, the obligations of all the parties hereunder shall cease and terminate as of the date of such termination, except for (i) any obligation to respond for a breach of this Agreement committed prior to such termination, (ii) the obligation of the Investment Manager to pay to the Sub-Adviser the fee provided in Paragraph 3 hereof, prorated to the date of termination, and (iii) any indemnification obligation provided in Paragraph 6 hereof. This Agreement shall automatically terminate in the event of its assignment. This Agreement shall automatically terminate upon the termination of the Investment Management Agreement.

8. Any information and advice furnished by any party to this Agreement to the other party or parties, including material non-public information with respect to the Fund (which includes the portfolio holdings of the Fund), shall be treated as confidential and shall not be disclosed to third parties without the consent of the other party hereto except as required by law, rule or regulation; provided, however, that a party may disclose such information to its parent company and its and such parent company’s respective directors, officers, employees, agents, auditors, legal counsel, tax advisers, accountants and other

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professional advisers who have a need to know such information in connection with this Agreement, provided that such recipients are informed of the confidential nature of the information and are subject to confidentiality obligations. Notwithstanding the foregoing, information shall not be subject to such confidentiality obligations if it:

(i)	is already known to the receiving party at the time it is obtained;
(ii)	is or becomes publicly known or available through no wrongful act of the receiving party;
(iii)	is rightfully received from a third party who, to the best of the receiving party’s knowledge, is not under a duty of confidentiality;
(iv)	is released by the protected party to a third party without restriction;
(v)	is required to be disclosed by the receiving party pursuant to a requirement of a court order, subpoena, governmental or regulatory agency or law (provided the receiving party will provide the other party written notice of such requirement, to the extent such notice is permitted);
(vi)	is relevant to the defense of any claim or cause of action asserted against the receiving party; or
(vii)	has been or is independently developed or obtained by the receiving party.

The Sub-Adviser shall not disclose any “nonpublic personal information” (as such term is defined in Regulation S-P, including any amendments thereto) pertaining to the customers of the Trust or a client of the Investment Manager to any third party or use such information other than for the purpose of providing the services contemplated by this Agreement.

9. The Sub-Adviser represents, warrants and agrees that:

(a) The Sub-Adviser: (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) to the best of its knowledge, has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify the Investment Manager of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise. The Sub-Adviser will also promptly notify the Fund and the Investment Manager if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Fund.

(b) The Sub-Adviser has adopted policies and procedures and a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act, and will provide the Investment Manager and the Board with copies of such policies and procedures and code of ethics, together with evidence of its adoption. In accordance with the requirements of Rule

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17j-1, the Sub-Adviser shall certify to the Investment Manager that the Sub-Adviser has complied in all material respects with the requirements of Rule 17j-1 during the previous year and that there has been no material violation of the Sub-Adviser’s code of ethics relating to the services the Sub-Adviser performs under this Agreement or, if such a material violation has occurred, that appropriate action was taken in response to such violation. Upon the written request of the Investment Manager, the Sub-Adviser shall provide to the Investment Manager, its employees or its agents all information required by Rule 17j-l(c)(1) relating to the approval by the Fund’s Board of Trustees of the Sub-Adviser’s code of ethics relating to the services the Sub-Adviser performs under this Agreement.

(c) The Sub-Adviser has provided the Trust and the Investment Manager with a copy of its Fonn ADV at least forty-eight (48) hours prior to execution of this Agreement, which as of the date of this Agreement is its Form ADV as most recently filed with the SEC and promptly will furnish a copy of all amendments to the Trust and the Investment Manager at least annually. Such amendments shall reflect all changes in the Sub-Adviser’s organizational structure, professional staff or other significant developments affecting the Sub-Adviser, as required by the Advisers Act.

(d) The Sub-Adviser will notify the Trust and the Investment Manager of any assignment of this Agreement or change of control of the Sub-Adviser, as applicable, and any changes in the key personnel who are responsible for constructing and maintaining the Model Portfolio for the Managed Portion prior to or promptly after such change. The Sub-Adviser agrees to bear all reasonable and documented expenses of the Fund directly arising out of an assignment or change in control of the Sub-Adviser. In the event that there is a proposed change in control of the Sub-Adviser that would act to terminate this Agreement, and if a vote of shareholders to approve continuation of this Agreement is at that time deemed by counsel to the Trust to be required by the 1940 Act or any rule or regulation thereunder, the Sub-Adviser agrees to assume all reasonable costs associated with soliciting shareholders of the Fund to approve continuation of this Agreement. Such expenses include the costs of preparation and mailing of a proxy statement, and of soliciting proxies. In the event that such proposed change in control of the Sub-Adviser shall occur following either: (i) receipt by the Investment Manager and the Trust of an exemptive order issued by the SEC with respect to the appointment of sub-advisers absent shareholder approval, or (ii) the adoption of proposed Rule 15a-5 under the 1940 Act, the Sub-Adviser agrees to assume all reasonable costs and expenses (including the costs of mailing) associated with the preparation of a statement, required by the exemptive order or Rule 15a-5, containing all information that would be included in a proxy statement (an “Information Statement”). In addition, if the Sub-Adviser shall resign, the Sub-Adviser agrees to assume all reasonable costs and expenses (including the costs of mailing) associated with the preparation of a proxy statement and soliciting materials or an Information Statement, as applicable.

(e) The Sub-Adviser agrees to maintain commercially reasonable errors and omissions or professional liability insurance coverage consistent with industry standards.

(f) The Sub-Adviser has implemented policies and procedures that will prevent the disclosure by the Sub-Adviser, its employees or agents of the Fund’s portfolio holdings to any person or entity other than the Investment Manager, the Trust’s custodian, or other persons expressly designated by the Investment Manager.

10. The Investment Manager represents, warrants and agrees that:

(a) The Investment Manager: (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) to the best of its knowledge, has met and will seek to continue to

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meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify the Sub-Adviser of the occurrence of any event that would disqualify the Investment Manager from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

(b) The Investment Manager represents and warrants that each Fund meets all applicable qualifications, including but not limited to being a qualified institutional buyer under Rule 144A under the Securities Act of 1933, as amended, an eligible person under CFTC regulations, and an eligible contract participant under the Commodity Exchange Act, as applicable to such Fund’s investment strategy and operations.

11. (a) The Sub-Adviser shall, as part of its periodic reporting, or upon request as set forth below, provide to the Trust’s Chief Compliance Officer (“CCO”) the following:

(i) upon request, for purposes of review, the Sub-Adviser will provide access to view copies of or reasonably detailed summaries of any material SEC examination correspondences, including correspondences regarding books and records examinations and “sweep” examinations, issued during the term of this Agreement, in which the SEC identified any material concerns, issues or matters relating to the services provided by the Sub-Adviser under this Agreement or the Fund, in each case to the extent reasonably necessary for compliance with applicable law or for the Board’s oversight responsibilities with respect to the Fund (such correspondences are commonly referred to as “deficiency letters”) and the Sub-Adviser’s responses thereto to the extent relating to such material concerns, issues or matters;

(ii) a report of any material violations of the Sub-Adviser’s Compliance Program or any “material compliance matters” (as such term is defined in Rule 38a-1 under the 1940 Act) that have occurred with respect to the Sub-Adviser’s Compliance Program;

(iii) a report of any material changes to the policies and procedures that compose the Sub-Adviser’s Compliance Program; and

(iv) a copy of the Sub-Adviser’s chief compliance officer’s report (or similar document(s) which serve the same purpose) regarding his or her annual review of the Sub-Adviser’s Compliance Program, as required by Rule 206(4)-7 under the Advisers Act

(b) The Sub-Adviser shall also provide the Trust’s CCO with:

(i) reasonable access to the testing, analyses, reports and other documentation, or summaries thereof, that the Sub-Adviser’s chief compliance officer relies upon to monitor the effectiveness of the implementation of the Sub-Adviser’s Compliance Program; and

(ii) reasonable access, during normal business hours, to the Sub-Adviser’s facilities for the purpose of conducting pre-arranged on-site compliance related due diligence meetings with personnel of the Sub-Adviser.

(c) The Adviser will keep confidential and will cause the Trust’s CCO to keep confidential all information disclosed pursuant to this paragraph 11 except that the Trust’s CCO may disclose the confidential information (a) to legal counsel to the Trust, legal counsel to the Trust’s independent Trustees and representatives of the Adviser who have a need to know such information or who assist the Trust’s CCO in fulfilling his or her obligations as the Trust’s CCO (each a “Recipient”), (b) to

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the extent required to be disclosed by any regulatory authority having jurisdiction, by judicial or administrative process or otherwise by applicable laws or regulations; or (c) with the prior written consent of the Sub-Adviser. The Adviser will cause the Trust’s CCO to inform all Recipients of the confidential nature of the information.

12. This Agreement shall extend to and bind the successors of the parties hereto.

13. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14. All written notices, requests or other communications to any party hereunder shall be given to the following addresses and electronic mail addresses, or such other address and telecopy number communicated to the other parties from time to time:

If to the Sub-Adviser:	Nomura Asset Management Co., Ltd.
Toyosu Bayside Cross Tower
2-2-1, Toyosu, Koto-ku, Tokyo 135-0061, Japan

with a copy to General Counsel at same address
Email: nmt703@nomura-am.co.jp

If to the Fund:	Shawn Lytle
610 Market Street
Philadelphia, PA 19106;
with a copy to General Counsel at same address
Email: David.Connor@nomura.com

If to the Investment Manager:	Shawn Lytle
610 Market Street
Philadelphia, PA 19106;
with a copy to General Counsel at same address

Email: David.Connor@nomura.com

15. For the purposes of this Agreement, the terms “vote of a majority of the outstanding voting securities,” “interested person,” “affiliated person,” and “assignment” shall have the meanings given them in the 1940 Act.

16. The validity of this Agreement, the construction and enforcement of its terms, and interpretation of the rights and duties of the parties shall be governed by the laws of the State of Delaware without giving effect to provisions relating to conflict of laws. Any action, proceeding or claim relating in any way to, arising out of or concerning this Agreement shall be brought and maintained exclusively in any court located in the State of Delaware, and each party irrevocably consents to the jurisdiction of such courts to the broadest extent possible for any such action, proceeding or claim and waives any objection to proceeding there that such party might have on the basis of inconvenient forum, improper venue or otherwise. The parties agree to waive trial by jury in any such dispute.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized officers and duly attested as of the 4th day of November, 2026.

NOMURA ASSET MANAGEMENT CO., LTD		DELAWARE MANAGEMENT COMPANY, a series of NOMURA INVESTMENT MANAGEMENT BUSINESS TRUST

By:	/s/ Yuya Morooka	By:	/s/ Erin Canon
Name:	Yuya Morooka	Name:	Erin Canon
Title:	Chief Investment Officer, Global Solutions, Investment Department	Title:	SVP

Agreed to and accepted as of the day and year first above written:

NOMURA ETF TRUST II
on behalf of Nomura Japan Equity ETF

By:	/s/ Daniel V. Geatens
Name:	Daniel V. Geatens
Title:	SVP, Treasurer
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SCHEDULE A

TO

MODEL SUB-ADVISORY AGREEMENT

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FEE SCHEDULE

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The compensation payable to Sub-Adviser for its services hereunder, pursuant to Paragraph 3 of the Sub-Advisory Agreement, shall be calculated and paid as follows in regards to Nomura Japan Equity ETF effective November 4, 2026:

The total fee will be the following percentage (on an annual basis) of the average daily net assets within the Managed Portion(s) sub-advised by Sub-Adviser:

   basis points (     %)

The fee shall be payable on the Managed Portion’s average daily net assets monthly to the Sub-Adviser on or before the twenty-fifth (25th) day of the next succeeding calendar month, subject to Investment Manager receiving an invoice from Sub-Adviser within the timeframe described below. If this Agreement becomes effective or terminates before the end of any month, the sub-advisory fee for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proration which such period bears to the full month in which such effectiveness or termination occurs.

Each month, the Investment Manager will provide the Sub-Adviser with a worksheet that sets forth its computation of such sub-advisory fee on or before the fifth (5th) day of the relevant month in order for the Sub-Adviser to validate the computation and generate an invoice that is sent back to the Investment Manager by the twentieth (20th) day of the relevant month. Payment shall be made by wire transfer, ACH or other electronic means agreed to by the Parties.

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SCHEDULE B

TO

SUB-ADVISORY AGREEMENT

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OPERATIONAL PROCEDURES

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1.	The Sub-Adviser shall transmit the Model Portfolio to the Investment Manager in accordance with the provisions below.
2.	The Sub-Adviser shall furnish to the Investment Manager the Model Portfolio on an agreed upon (a) frequency and (b) transmission method. The Sub-Adviser shall use commercially reasonable efforts to transmit the Model Portfolio to the Investment Manager in the agreed model maintenance format. The Investment Manager shall receive this data no later than 9 a.m. Eastern Time on the day following the effective date of the Model Portfolio in the agreed upon model maintenance format no less frequently than on a monthly basis. If the Sub-Adviser anticipates challenges with meeting the aforementioned requirements, the Sub-Adviser will notify the Investment Manager as soon as practicable. Unsecured email is not an appropriate means of transmitting the Model Portfolio unless explicitly directed by the Investment Manager.

The Sub-Adviser shall send to the Investment Manager the current Model Portfolio, dynamically weighted to adjust for market fluctuations that have occurred since the previous model submission. The delivery of the Model Portfolio in a manner materially inconsistent with the agreed upon procedure will constitute a material breach of this Agreement. These Operational Procedures may be amended as mutually agreed upon by the parties.

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